Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Lung Rx, LLC, a Delaware Corporation
Unither Telmed, Ltd, a Delaware Corporation
Unither Pharmaceuticals, LLC, a Delaware Corporation
United Therapeutics Europe, Ltd., a United Kingdom Company
Unither Therapeutik GmbH, a German Company
Unither Pharma, LLC, a Delaware Corporation
Medicomp, Inc., a Delaware Corporation
Unither Neurosciences, Inc., a Delaware Corporation
Unither.com, Inc., a Delaware Corporation
LungRx Limited, a United Kingdom Company
Unither Biotech Inc., a Canadian Company
Unither Virology, LLC, a Delaware Corporation